UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________________________________________________
FORM 8-K
_______________________________________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 14, 2015
 _______________________________________________
EZCORP, Inc.
(Exact name of registrant as specified in its charter)
 _______________________________________________________

Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1901 Capital Parkway, Austin, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
_______________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 — RESULTS OF OPERATIONS AND FINANCIAL CONDITION
As previously disclosed, EZCORP, Inc. ("we" or the "Company") has delayed the filing of our Quarterly Report on Form 10-Q for the second quarter of fiscal 2015 (ended March 31, 2015) pending the completion of the review and analysis of certain accounting issues relating to our Grupo Finmart loan portfolio. We have identified certain errors in a portion of our Grupo Finmart loan portfolio that may impact current and historical amounts of loan reserves and interest income. We are conducting a thorough review to quantify the errors, evaluate the associated processes and controls and remediate the identified control deficiencies. We are also reviewing whether certain structured asset sales from Grupo Finmart met the criteria required for sale accounting treatment or whether they should have been accounted for as secured borrowings.
We have not completed our review and analysis, and therefore, no definitive conclusions have been made. However, we believe that it is likely that management and the Audit Committee will conclude that we have a material weakness in internal control over financial reporting and deficiencies in our disclosure controls and procedures. For a description of the nature and scope of the Grupo Finmart review, including the preliminary findings to date, see "Item 7.01 — Regulation FD Disclosure — Grupo Finmart Review" below.
In the interim, we are releasing the following selected unaudited financial data and information relating to the second quarter of fiscal 2015. BDO USA, LLP ("BDO") (our current independent registered public accounting firm) has not completed its review of our fiscal 2015 second quarter and year-to-date performance, amounts or financial statements required by Securities and Exchange Commission ("SEC") rules and the Public Company Accounting Oversight Board. Consequently, the amounts and results set forth and described could change based on that review.
This information contains forward-looking statements that are based on our current expectations. Actual results could differ materially from those expressed or implied by the forward-looking statements due to a number of risks, uncertainties and other factors, including those identified under "Grupo Finmart Review — Specific Risk Factors," "Legal and Regulatory Proceedings" and "Regulatory Developments" in “Item 7.01 — Regulation FD Disclosure" below and in "Part I, Item 1A — Risk Factors" of our Annual Report on Form 10-K for the year ended September 30, 2014. Additional risks and uncertainties not currently known to us or that we currently consider to be immaterial may also materially adversely affect our business, financial condition or results of operations.
Overview of Operations
EZCORP is a Delaware corporation headquartered in Austin, Texas. We are a leader in delivering easy cash solutions to our customers across channels, products, services and markets. With approximately 7,100 teammates and 1,350 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico and Canada, and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores we also sell merchandise which is primarily collateral forfeited from pawn lending operations in addition to used merchandise purchased from customers.
We fulfill the growing global consumer demand for immediate access to cash, financial services and affordable pre-owned merchandise. We offer a variety of instant cash solutions, including collateralized, non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including single- and multiple-payment unsecured loans and single- and multiple-payment auto title loans. In Texas, we do not offer consumer loan products, but rather offer credit services to help customers obtain loans from independent third party lenders.
We own a 76% interest in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. ("Grupo Finmart" doing business under the names "Crediamigo" and "Adex"), a payroll withholding lender headquartered in Mexico City; and as of March 31, 2015, a 59% interest in Renueva Commercial S.A.P.I. de C.V. ("TUYO"), a company headquartered in Mexico City that owns and operates buy/sell stores in Mexico City and the surrounding metropolitan area. Effective April 1, 2015, we acquired the remaining 41% interest in TUYO; since that date, TUYO has been a wholly owned subsidiary. See "Acquisitions" below.
Our vision is to be the global leader in providing customers with easy cash solutions where they want, when they want and how they want, and we are making the investments in both storefronts and technology platforms to achieve that vision.
As of March 31, 2015, we operated a total of 1,350 locations, consisting of:

•	512 U.S. pawn stores (operating primarily as EZPAWN or Value Pawn & Jewelry);

•	480 U.S. financial services stores (operating primarily as EZMONEY);

•	241 Mexico pawn stores (operating as Empeño Fácil);

•	50 Grupo Finmart financial services branches in Mexico (operating as Crediamigo or Adex);

•	25 Canada financial services stores (operating as CASHMAX);

•	21 Mexico buy/sell stores (operating as TUYO or Cash Converters);

•	14 Canada buy/sell and financial services stores (operating as Cash Converters); and

•	7 U.S. buy/sell stores (operating as Cash Converters).
We own approximately 32% of Cash Converters International Limited, based in Australia, which franchises and operates a worldwide network of over 750 locations that provide financial services and buy and sell second-hand goods. We also own the Cash Converters master franchise rights in Canada and are the franchisor of two stores there, and as of April 1, 2015, we own an 80% interest in the Cash Converters master franchise rights in Latin America.
Our business consists of three reportable segments:

•	U.S. & Canada — All business activities in the United States and Canada

•	Latin America — All business activities in Mexico and other parts of Latin America

•	Other International — Our equity interest in the net income of Cash Converters International
Acquisitions
Cash Pawn Acquisition
On February 19, 2015, we completed the acquisition of 12 pawn stores in Central Texas doing business under the "Cash Pawn" brand. The aggregate purchase price for the acquisition was $16.5 million, comprised of $5.0 million cash and 1,168,456 shares of our Class A Non-voting Common Stock (the "Shares"), valued at $10.01 per share less a $0.2 million Holding Period Adjustment discussed below. The Shares were issued in an unregistered private placement transaction pursuant to Section 4(a)(2) of the Securities Act of 1933 to a small number of related individuals and entities (the "Sellers") who were either "accredited investors" or "sophisticated investors." This acquisition was immaterial to our overall consolidated financial results.
On the first anniversary of the closing date, the Sellers have the right to require us to repurchase the Shares for an aggregate price of $11.8 million (the "Put Option"). The Sellers may terminate the Put Option, in whole or in part, at any time. The Sellers are required to hold the Shares for a period of six months following the termination of the Put Option or such later date when we are in compliance with Rule 144(c) (the "Holding Period"). If the trading price of the Class A Non-voting Common Stock at the end of the Holding Period is less than $10.06 per share (the average closing sales price of the stock on The Nasdaq Stock Market for the five trading days immediately preceding the closing), then we will make an additional cash payment to the Sellers equal to the aggregate deficit, but such payment will not exceed $1.0 million. If the trading price of the Class A Non-voting Common Stock at the end of the Holding Period is more than $10.06 per share, then we will receive from the Sellers (either in cash or by returning a portion of the Shares) an amount equal to 50% of the aggregate excess, but such payment will not exceed $1.0 million (the "Holding Period Adjustment"). As of March 31, 2015, the Sellers had not terminated the Put Option in whole or in part.
The Put Option is not accounted for separately from the Shares and does not require bifurcation. The Shares are accounted for as common stock, subject to possible redemption under FASB ASC 480 Distinguishing Liabilities from Equity and will be included in temporary equity in our condensed consolidated balance sheet as of March 31, 2015. The Holding Period Adjustment is accounted for as a contingent consideration asset under FASB ASC 805 Business Combinations, will be adjusted to fair value in subsequent reporting periods, and will be recorded in our condensed consolidated balance sheet at its estimated fair value under "Other assets, net" as of March 31, 2015.
We may make revisions to the above provisional purchase price allocation during the measurement period in accordance with FASB ASC 805-10-25.
TUYO Acquisition
Effective April 1, 2015, we acquired the remaining 41% interest in TUYO for $2.8 million in cash and a $0.3 million note payable over the next five years. Since that date, TUYO has been a wholly owned subsidiary.

Selected Results of Operations — Second Quarter and First Six Months of Fiscal 2015
Because of the ongoing review of the Grupo Finmart loan portfolio described above, which creates uncertainty with regard to Grupo Finmart's financial results, we are unable at this time to present Company results of operations and other financial information on a consolidated basis. In order to provide investors with as much timely information as possible, we are providing full segment-level information for the U.S. & Canada and Other International segments, as well as partial Latin America segment information specific to Empeño Fácil and TUYO, our Mexico pawn and buy-sell operations.
Non-GAAP Financial Information
In addition to the financial information prepared in conformity with GAAP, we provide certain other non-GAAP financial information on a constant currency basis ("constant currency"). We use constant currency results to evaluate results of the Latin America segment operations, which are denominated in Mexican pesos and believe that presentation of constant currency results is meaningful and useful in understanding the activities and business metrics of our Latin America operations and reflect an additional way of viewing aspects of our business that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting our business. We provide non-GAAP financial information for informational purposes and to enhance understanding of our GAAP condensed consolidated financial statements. Readers should consider the information in addition to, but not instead of or superior to, our financial information prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Constant currency results reported herein are calculated by translating financial items denominated in Mexican pesos to U.S. dollars using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations. For balance sheet items, the end-of-period rate at March 31, 2014 of 13.1 to 1 was used, compared to the end-of-period rate at March 31, 2015 of 15.2 to 1. For statement of operations items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior year three and six-month periods ended March 31, 2014 was 13.2 to 1 and 13.1 to 1, respectively, as compared to the current three and six-month periods ended March 31, 2015 rates of 14.9 to 1 and 14.4 to 1, respectively.

U.S. & Canada Segment Information
Three Months Ended March 31, 2015 vs. Three Months Ended March 31, 2014
The following table presents selected unaudited summary financial data from continuing operations for the U.S. & Canada segment:

	Three Months Ended March 31,		Percentage Change
	2015	2014

	(in thousands)
Revenues:
Merchandise sales	$92,969	$89,937	3%
Jewelry scrapping sales	17,482	24,697	(29)%
Pawn service charges	52,317	52,154	—%
Consumer loan fees and interest	37,204	41,537	(10)%
Consumer loan sales and other revenues	765	943	(19)%
Total revenues	200,737	209,268	(4)%
Merchandise cost of goods sold	61,902	54,890	13%
Jewelry scrapping cost of goods sold	13,534	18,793	(28)%
Consumer loan bad debt	7,983	7,781	3%
Net revenues	117,318	127,804	(8)%
Segment expenses (income):
Operations	82,657	83,385	(1)%
Depreciation	4,538	4,275	6%
Amortization	58	100	(42)%
Loss (gain) on sale or disposal of assets	256	(537)	*
Interest expense	5	2	*
Interest income	(17)	(18)	(6)%
Other expense	7	—	*
Segment contribution	$29,814	$40,597	(27)%
Other data:
Gross margin on merchandise sales	33%	39%
Gross margin on jewelry scrapping sales	23%	24%
Gross margin on total sales	32%	36%
Net earning assets — continuing operations	$245,228	$262,857	(7)%
Average pawn loan balance per pawn store at period end	$216	$230	(6)%
Average monthly yield on pawn loan portfolio**	13.9%	13.5%
Pawn loan redemption rate	85%	85%
Consumer loan bad debt as a percentage of consumer loan fees	21%	19%

* Represents an increase or decrease in excess of 100% or not meaningful.
** Average monthly yield on pawn loan portfolio is calculated as pawn service charge revenues for the period divided by the average pawn loan balance during the period.
U.S. & Canada segment total revenues decreased $8.5 million from the prior-year quarter to $200.7 million. Same-store total revenues decreased $11.5 million, or 5%, and new and acquired stores, net of closed stores contributed $3.0 million. The overall decrease in total revenues was primarily due to a $7.2 million decrease in jewelry scrapping sales and a $4.3 million decrease in consumer loan fees and interest, offset by a $3.2 million, or 2%, increase in merchandise sales and pawn service charges ("core pawn revenue") from the prior-year quarter.
In the second quarter, we opened two de novo financial services locations, acquired 12 pawn locations, and closed 30 locations (consisting of two pawn locations and 28 financial services locations) bringing our total number of stores in the U.S. & Canada segment at the end of the second quarter to 1,038, compared to 1,037 at the end of the second quarter of fiscal 2014 (the "prior-year quarter"). The 28 financial services locations that were closed during the second quarter were underperforming locations that had contributed a quarterly average loss of $0.3 million pre-tax over fiscal 2014 and a combined loss of $0.5 million pre-tax during the second quarter. We incurred a one-time cost of $0.3 million in the second quarter as a result of the closure of these stores.
Total merchandise sales increased $3.0 million, or 3%, from the prior-year quarter to $93.0 million. Same-store merchandise sales increased $0.7 million, or 1%, from the prior-year quarter, and new and acquired stores, net of closed stores contributed sales of $2.3 million. Gross margin on merchandise sales was 33% during the second quarter, down from 39% in the prior-year quarter, primarily as a result of our efforts to reshape our inventory profile and increase the velocity of inventory. General merchandise inventory held for a year or more turned 4.3 times compared to 2.6 times, on an annualized basis, in the prior-year quarter, and constituted 6% of our total general merchandise inventory at the end of the quarter versus 8% at the end of the prior-year quarter. Jewelry inventory held for a year or more turned 1.9 times compared to 0.7 times, on an annualized basis, in the prior-year quarter, and constituted 19% of total jewelry inventory at the end of the quarter versus 26% at the end of the prior-year quarter. We expect continued downward pressure on retail gross margins through the remainder of this fiscal year as we continue to focus on reducing our aged inventory balances. Margins should improve over time as we sell through the aged inventory.
Gross profit on jewelry scrapping sales decreased $2.0 million, or 33%, from the prior-year quarter to $3.9 million. Gross profit on jewelry scrapping represented 3% of total net revenue, down from 5% in the prior-year quarter. Jewelry scrapping revenues decreased $7.2 million, or 29%, due to a 5% decrease in proceeds realized per gram of gold jewelry scrapped coupled with a 23% decrease in gold volume. The decrease in volume was primarily due to a change in strategy to retail rather than scrap jewelry in addition to an overall decline due to the market price of gold. Same-store jewelry scrapping sales decreased $7.4 million, or 30%, and new and acquired stores, net of closed stores contributed $0.2 million. Jewelry scrapping sales include $2.3 million and $3.9 million of loose diamonds removed from scrap jewelry and sold in the current quarter and prior-year quarter, respectively. Scrap cost of goods sold decreased $5.3 million from the prior-year quarter, primarily due to a decrease in volume.
Pawn service charge revenues remained flat in the second quarter as compared to the prior-year quarter despite a 3% decrease in the average pawn loan balance outstanding during the period. A $0.4 million, or 1%, decrease in same-store pawn service charges was primarily offset by an increase in pawn service charges from acquired stores in second quarter. The average monthly pawn loan portfolio yield was 13.9%, a slight increase from the prior-year quarter driven primarily by an increase in loan extensions.
Consumer loan fees and interest decreased $4.3 million, or 10%, from the prior-year quarter to $37.2 million. The overall decrease in consumer loan fees and interest was primarily due to a decrease in consumer loan balances in Texas ordinance cities, mainly Houston. Of our U.S. Financial Services stores, 57% are located in Texas, and 37% of the Texas stores are located in ordinance cities. Total consumer loan bad debt as a percentage of consumer loan fees increased slightly from the prior-year quarter to 21%, primarily due to higher duration products attributable to new customers acquired which generated higher than anticipated bad debt. Houston ordinances have been in effect for three quarters, and we expect the year-over-year comparable amounts for the third quarter of fiscal 2015 to show similar trends.
Total segment expenses remained relatively flat, increasing $0.3 million to $87.5 million (44% of revenues) during the second quarter from $87.2 million (42% of revenues) in the prior-year quarter.
In the second quarter, the U.S. & Canada segment delivered a contribution of $29.8 million, a $10.8 million decrease compared to the prior-year quarter. The decrease is primarily due to a $10.5 million decrease in net revenues driven by a $4.0 million, $2.0 million and $4.5 million decrease in merchandise sales gross profit, jewelry scrapping sales gross profit and consumer loan net revenue (excluding consumer loan sales and other revenues), respectively.

Six Months Ended March 31, 2015 vs. Six Months Ended March 31, 2014
The following table presents selected unaudited summary financial data from continuing operations for the U.S. & Canada segment:

	Six Months Ended March 31,		Percentage Change
	2015	2014

	(in thousands)
Revenues:
Merchandise sales	$183,028	$178,827	2%
Jewelry scrapping sales	34,609	50,622	(32)%
Pawn service charges	109,352	109,223	—%
Consumer loan fees and interest	79,366	87,361	(9)%
Consumer loan sales and other revenues	1,185	1,320	(10)%
Total revenues	407,540	427,353	(5)%
Merchandise cost of goods sold	120,933	107,937	12%
Jewelry scrapping cost of goods sold	26,948	37,363	(28)%
Consumer loan bad debt	22,293	21,964	1%
Net revenues	237,366	260,089	(9)%
Segment expenses (income):
Operations	167,403	169,958	(2)%
Depreciation	8,938	8,519	5%
Amortization	129	203	(36)%
Loss (gain) on sale or disposal of assets	259	(6,855)	*
Interest expense	13	7	86%
Interest income	(34)	(18)	89%
Other expense	10	—	*
Segment contribution	$60,648	$88,275	(31)%
Other data:
Gross margin on merchandise sales	34%	40%
Gross margin on jewelry scrapping sales	22%	26%
Gross margin on total sales	32%	37%
Average pawn loan balance per pawn store at period end	$216	$230	(6)%
Average monthly yield on pawn loan portfolio**	13.8%	13.6%
Pawn loan redemption rate	84%	84%
Consumer loan bad debt as a percentage of consumer loan fees	28%	25%

* Represents an increase or decrease in excess of 100% or not meaningful.
** Average monthly yield on pawn loan portfolio is calculated as pawn service charge revenues for the period divided by the average pawn loan balance during the period.
U.S. & Canada segment total revenues decreased $19.8 million from the prior-year six-month period to $407.5 million. Same-store total revenues decreased $22.8 million, or 5%, and new and acquired stores net of closed stores contributed $3.0 million. The overall decrease in total revenues was primarily due to a $16.0 million decrease in jewelry scrapping sales in addition to an $8.0 million decrease in consumer loan fees and interest and a $0.1 million decrease in consumer loan sales and other, partially offset by a $4.3 million, or 2%, increase in core pawn revenues from the prior-year six-month period.
In first half of fiscal 2015, we opened 12 de novo financial services locations, acquired 12 pawn locations and sold, combined or closed 30 locations (consisting of two pawn locations and 28 financial services locations). The 28 financial services locations that were closed had contributed a loss of $0.9 million pre-tax during the first half of fiscal 2015. We incurred a one-time cost of $0.3 million in the first half of fiscal 2015 as a result of the closure of these stores.

Total merchandise sales increased $4.2 million, or 2%, from the prior-year six-month period to $183.0 million. Same-store merchandise sales increased $1.4 million, or 1%, and new and acquired stores net of closed stores contributed $2.8 million. Gross margin on merchandise sales was 34% during the first half of fiscal 2015, down from 40% in the first half of fiscal 2014, primarily as a result of our efforts to reshape our inventory profile and increase the velocity of inventory. General merchandise inventory held for a year or more turned 4.1 times compared to 2.5 times, on an annualized basis, in the prior-year six-month period. Jewelry inventory held for a year or more turned 1.5 times compared to 0.6 times, on an annualized basis, in the prior-year six-month period.
Gross profit on jewelry scrapping sales decreased $5.6 million, or 42%, from the prior-year six-month period to $7.7 million. Gross profit on jewelry scrapping represented 3% of total net revenue, down from 5% in the prior-year six-month period. Jewelry scrapping revenues decreased $16.0 million, or 32%, due to an 8% decrease in proceeds realized per gram of gold jewelry scrapped, coupled with a 26% decrease in gold volume. The decrease in volume was primarily due to a change in strategy to retail rather than scrap jewelry in addition to an overall decline due to the market price of gold. Jewelry scrapping sales include $4.8 million and $7.2 million of loose diamonds removed from scrap jewelry and sold in the first half of fiscal 2015 and the first half of fiscal 2014, respectively. Scrap cost of goods sold decreased $10.4 million from the prior-year six-month period, primarily due to a decrease in volume.
Pawn service charge revenues remained flat in the first six-months of fiscal 2015 as compared to the prior-year six-month period. The average monthly pawn loan portfolio yield increased from the prior-year six-month period to 13.8%, driven primarily by an increase in loan extensions.
Consumer loan fees and interest decreased $8.0 million, or 9%, from the prior-year six-month period to $79.4 million. The overall decrease in consumer loan fees and interest was primarily due to a decrease in consumer loan balances in Texas ordinance cities, mainly Houston. Total consumer loan bad debt as a percentage of consumer loan fees increased slightly from the prior-year six-month period to 28% primarily due to higher duration products attributable to new customers acquired which generated higher than anticipated bad debt.
Total segment expenses increased to $176.7 million (43% of revenues) during the first six months of fiscal 2015 from $171.8 million (40% of revenues) in the prior-year six-month period. This increase was primarily due to a $7.1 million decrease in gain on sale or disposal of assets due to the prior-year six-month period including a $6.8 million gain realized on a sale of seven U.S. pawn stores, partially offset by a $2.6 million decrease in operations expense primarily due to a decrease in labor and benefits related to decreased headcount.
In the first six months of fiscal 2015, the U.S. & Canada segment delivered a contribution of $60.6 million, a $27.6 million decrease compared to the prior-year six-month period. The decrease is primarily due to a $22.7 million decrease in net revenues driven by an $8.8 million, $5.6 million and $8.3 million decrease in merchandise sales gross profit, jewelry scrapping sales gross profit and consumer loan net revenue (excluding consumer loan sales and other revenues), respectively.
Partial Latin America Segment Information
We are currently unable to present full segment information for the Latin America segment due to the ongoing review described in "Item 7.01 — Regulation FD Disclosure — Grupo Finmart Review" below. The following discussion pertains only to Empeño Fácil, our Mexico pawn operation, and TUYO, our Mexico buy-sell business, and is not intended to be, or approximate, full segment information for our Latin America segment.
Three Months Ended March 31, 2015 vs. Three Months Ended March 31, 2014
The average exchange rate used to translate results from Mexican pesos to U.S. dollars was 14.9 to 1, a 13% change from the prior-year quarter rate of 13.2 to 1.
Our Mexico pawn operations continued to perform particularly well, with core pawn revenue increasing 7% (21% on a constant currency basis) from the prior-year quarter to $22.0 million. Merchandise sales increased $1.4 million, or 10% (24% on a constant currency basis), from the prior-year quarter to $14.9 million. Merchandise sales gross margin was 29% during the second quarter, down from 34% during the prior-year quarter, primarily as a result of our efforts to reshape our inventory profile and increase the velocity of inventory. General merchandise inventory held for a year or more turned 4.4 times compared to 1.2 times, on an annualized basis, in the prior-year quarter and decreased 47% compared to the prior-year quarter. We expect retail gross margins to be pressured through the remainder of this fiscal year, but will improve over time as we sell through the aged inventory.
Gross profit on jewelry scrapping sales decreased $0.1 million, or 46%, from the prior-year quarter to $0.1 million. Jewelry scrapping revenues decreased $0.6 million to $0.9 million, or 39%, due to a 3% decrease in proceeds realized per gram of gold jewelry scrapped coupled with a 35% decrease in gold volume. The decrease in volume was primarily due to a change in strategy to retail jewelry rather than scrap it in addition to an overall decline due to the market price of gold. Scrap cost of goods sold decreased $0.5 million from the prior-year quarter to $0.8 million, primarily due to a decrease in volume. On a constant currency basis, jewelry scrapping revenues decreased $0.5 million, or 31% from the prior-year quarter.
Pawn service charge revenues increased $0.1 million, or 2% (15% on a constant currency basis), from the prior-year quarter to $7.2 million. The increase was primarily due to an increase in the constant currency average pawn loan balance during the period of 12% (1% decrease on a GAAP basis) to $15.8 million ($14.0 million on a GAAP basis), in addition to a slight increase in the average pawn loan portfolio yield from the prior-year quarter to 16.9%.
Six Months Ended March 31, 2015 vs. Six Months Ended March 31, 2014
The average exchange rate used to translate results for the six-months ended March 31, 2015 from Mexican pesos to U.S. dollars was 14.4 to 1, a 10% change from the prior-year six-month period’s rate of 13.1 to 1.
Core pawn revenue increased 12% (23% on a constant currency basis) from the prior-year six-month period to $49.5 million, while merchandise sales increased $4.2 million, or 14% (25% on a constant currency basis) to $34.5 million. Merchandise sales gross margin was 31% during the first half of fiscal 2015, down from 35% during the first half of fiscal 2014, primarily as a result of our efforts to reshape our inventory profile and increase the velocity of inventory. General merchandise inventory held for a year or more turned 3.6 times compared to 1.3 times, on an annualized basis, in the prior-year six-month period, and decreased 47%.
Gross profit on jewelry scrapping sales decreased $0.3 million, or 52%, from the prior-year six-month period to $0.2 million. Jewelry scrapping revenues decreased $1.0 million to $2.3 million, or 29%, due to an 8% decrease in proceeds realized per gram of gold jewelry scrapped coupled with a 21% decrease in gold volume. The decrease in volume was primarily due to a change in strategy to retail jewelry rather than scrap it in addition to an overall decline due to the market price of gold. Scrap cost of goods sold decreased $0.7 million from the prior-year six-month period, primarily due to a decrease in volume. On a constant currency basis, jewelry scrapping revenues decreased $0.7 million, or 22%, from the prior-year six-month period.
Pawn service charge revenues increased $1.0 million, or 7% (18% on a constant currency basis), in the first half of fiscal 2015 to $15.0 million. The increase was primarily due to an increase in the constant currency average pawn loan balance of 18% (8% increase on a GAAP basis) to $16.7 million ($15.2 million on a GAAP basis).
Other International Segment Information
Three Months Ended March 31, 2015 vs. Three Months Ended March 31, 2014
The following table presents selected unaudited summary financial data from continuing operations for the Other International segment:

	Three Months Ended March 31,		Percentage Change
	2015	2014

	(in thousands)
Segment expenses (income):
Equity in net loss (income) of unconsolidated affiliates	$3,678	$(492)	*
Impairment of investments	—	7,940	(100)%
Other expense	—	375	(100)%
Segment loss	$(3,678)	$(7,823)	(53)%

* Represents an increase or decrease in excess of 100% or not meaningful.
Segment loss from the Other International segment decreased $4.1 million from the prior-year quarter to $3.7 million in the current quarter.
Equity in net income of unconsolidated affiliates decreased $4.2 million from the prior-year quarter to a loss of $3.7 million. The loss is due to a charge that Cash Converters International incurred in December 2014 in connection with the termination of agency agreements with certain development agents. The termination of such agreements results in the elimination of ongoing commissions, which is expected to yield significant future expense savings (estimated by Cash Converters International to be approximately $5.1 million in the first twelve months). Excluding this one-time charge, Cash Converters International's normalized profit for the period was $6.9 million and our equity in net income of unconsolidated affiliates derived from Cash Converters International for the current quarter was $2.2 million.
The prior-year quarter includes an other-than-temporary impairment of $7.9 million ($5.4 million, net of taxes) in Albemarle & Bond, which brought our carrying value of this investment to zero.
Six Months Ended March 31, 2015 vs. Six Months Ended March 31, 2014
The following table presents selected unaudited summary financial data from continuing operations for the Other International segment:

	Six Months Ended March 31,		Percentage Change
	2015	2014

	(in thousands)
Segment expenses (income):
Equity in net loss (income) of unconsolidated affiliates	$1,484	$(1,763)	*
Impairment of investments	—	7,940	(100)%
Other expense	—	346	(100)%
Segment loss	$(1,484)	$(6,523)	(77)%

* Represents an increase or decrease in excess of 100% or not meaningful.
Segment loss from the Other International segment decreased $5.0 million from the prior-year six-month period to $1.5 million.
Equity in net loss (income) of unconsolidated affiliates decreased $3.2 million from the prior-year six-month period to a loss of $1.5 million. The loss is due to a charge that Cash Converters International incurred in December 2014 in connection with the termination of agency agreements with certain development agents. The termination of such agreements results in the elimination of ongoing commissions, which is expected to yield significant future expense savings (estimated by Cash Converters International to be approximately $5.1 million in the first twelve months). Excluding this one-time charge, Cash Converters International's normalized profit for the period was $13.8 million and our equity in net income of unconsolidated affiliates derived from Cash Converters International for the first half of fiscal 2015 was $4.4 million.
The decrease in equity in net loss (income) of unconsolidated affiliates related to Cash Converters International was partially offset by a $1.2 million increase due to no reported earnings from Albemarle & Bond in the first six months of fiscal 2015 as compared to a reported loss in the prior-year six-month period.
Additionally, during the prior-year six-month period we recognized an other-than-temporary impairment of $7.9 million in Albemarle & Bond, which brought our carrying value of this investment to zero.
Other Items
Three Months Ended March 31, 2015 vs. Three Months Ended March 31, 2014
Total corporate expenses were $19.8 million in the second quarter compared to $25.0 million in the prior-year quarter. This $5.2 million decrease was primarily due to:

•	A $9.2 million decrease in administrative expense primarily due to an $8.0 million retirement benefit accrual for our Executive Chairman in the prior-year quarter;

•	A $0.7 million decrease in other expense primarily due a decrease in foreign currency transaction losses;

•
Partially offset by a $3.8 million increase in interest expense due to $2.0 million of debt discount amortization in the second quarter pertaining to our 2.125% Cash Convertible Notes in addition to a $1.2 million ($0.8 million, net of taxes) charge associated with an interest payment made to the Internal Revenue Service pertaining to the audit of our fiscal 2010 return;

•	A $0.7 million increase in restructuring expense due to ongoing charges pertaining to the restructuring initiated in the fourth quarter of fiscal 2014; and

•	A $0.4 million increase in depreciation and amortization due to assets placed in service subsequent to the prior-year quarter.

Six Months Ended March 31, 2015 vs. Six Months Ended March 31, 2014
Total corporate expenses were $36.6 million in the first six months of fiscal 2015 compared to $44.2 million in the prior-year six-month period. This $7.5 million decrease was primarily due to:

•
A $14.8 million decrease in administrative expenses primarily due to an $8.0 million retirement benefit accrual for our Executive Chairman, discretionary bonuses, and one-time charges relating to reorganization and outsourcing of our internal audit department to a global advisory services firm that were incurred in the prior-year six-month period, and a $7.0 million decrease in stock-based compensation attributable to grants forfeited in addition to no new grants issued during fiscal 2015;

•
Partially offset by a $6.4 million increase in interest expense due to $4.0 million of debt discount amortization in the first half of fiscal 2015 pertaining to our 2.125% Cash Convertible Notes, a $1.2 million ($0.8 million, net of taxes) increase due to charges associated with interest payments made to the Internal Revenue Service pertaining to the audit of our fiscal 2010 return, and an overall increase in interest expense due to higher average corporate debt outstanding in the first half of fiscal 2015; and

•	A $0.7 million increase in restructuring expense due to ongoing charges pertaining to the restructuring initiated in the fourth quarter of fiscal 2014.
Discontinued Operations
During the fourth quarter of fiscal 2014, as part of our new strategy to concentrate on an integrated, customer-centric financial services model that is focused on our core businesses of pawn and unsecured lending, we implemented a plan to exit our online lending businesses in the United States and the United Kingdom. As a result of this plan, our online lending operations in the United States (EZOnline) and in the United Kingdom (Cash Genie) have been included as discontinued operations.
During the third quarter of fiscal 2013, we implemented a plan to close 107 legacy stores (57 in Mexico, 29 in Canada and 21 in the U.S.). These stores were generally older, smaller stores that did not fit our future growth profile.
As of March 31, 2015 and 2014, accrued lease termination costs, severance costs and other costs related to discontinued operations were $10.2 million and $2.2 million, respectively.
During the three and six-month periods ended March 31, 2015, cash payments of $0.7 million and $1.4 million, respectively, were made with respect to the recorded lease termination costs, severance costs and other costs related to discontinued operations. Additionally, during the three and six-month periods ended March 31, 2015, we recorded additional one-time charges of $3.3 million related to regulatory compliance and $0.7 million related to severance costs. During the three and six-month periods ended March 31, 2015, the balance of accrued lease termination costs, severance costs and other costs related to discontinued operations was adjusted by $0.9 million and $1.3 million, respectively, due to foreign currency effects and other individually immaterial adjustments.
During the three and six-month periods ended March 31, 2014, cash payments of $1.2 million and $2.9 million, respectively, were made with respect to the recorded lease termination costs and other costs related to discontinued operations. During the three and six-month periods ended March 31, 2014, the balance of accrued lease termination costs and other costs related to discontinued operations was adjusted by $0.4 million and $2.0 million, respectively, primarily due to negotiated lease termination amounts lower than the initial lease buyout estimates recorded during fiscal 2013.
Discontinued operations for the three-month periods ended March 31, 2015 and 2014 include $0.3 million and $9.2 million of total revenues, respectively. Discontinued operations for the six-month periods ended March 31, 2015 and 2014 include $1.6 million and $18.1 million of total revenues, respectively.

The table below summarizes the loss from discontinued operations by operating segment (unaudited):

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014

	(in thousands)
U.S. & Canada:
Net revenues	$132	$3,059	$1,138	$4,674
Expenses	158	3,767	235	8,169
Operating (loss) income from discontinued operations before taxes	(26)	(708)	903	(3,495)
Total termination benefits related to the reorganization	(360)	(311)	(1,453)	(951)
Income (loss) from discontinued operations before taxes	334	(397)	2,356	(2,544)
Income tax benefit (provision)	594	(76)	370	35
Income (loss) from discontinued operations, net of tax	$928	$(473)	$2,726	$(2,509)

Latin America:
Net revenues	$—	$(474)	$—	$(809)
Expenses	—	7	—	397
Operating loss from discontinued operations before taxes	—	(481)	—	(1,206)
Total termination benefits related to the reorganization	—	(209)	—	(2,126)
(Loss) income from discontinued operations before taxes	—	(272)	—	920
Income tax benefit (provision)	—	83	—	(276)
(Loss) income from discontinued operations, net of tax	$—	$(189)	$—	$644

Other International:
Net revenues	$180	$3,798	$446	$5,832
Expenses	54	3,901	1,792	8,303
Operating income (loss) from discontinued operations before taxes	126	(103)	(1,346)	(2,471)
Total termination costs related to the reorganization	3,819	—	3,102	—
Loss from discontinued operations before taxes	(3,693)	(103)	(4,448)	(2,471)
Income tax benefit	—	—	—	77
Loss from discontinued operations, net of tax	$(3,693)	$(103)	$(4,448)	$(2,394)

Consolidated:
Net revenues	$312	$6,383	$1,584	$9,697
Expenses	212	7,675	2,027	16,869
Operating income (loss) from discontinued operations before taxes	100	(1,292)	(443)	(7,172)
Total termination costs (benefits) related to the reorganization	3,459	(520)	1,649	(3,077)
Loss from discontinued operations before taxes	(3,359)	(772)	(2,092)	(4,095)
Income tax benefit (provision)	594	7	370	(164)
Loss from discontinued operations, net of tax	$(2,765)	$(765)	$(1,722)	$(4,259)
All revenue, expense and income described herein have been adjusted to reflect reclassification of all discontinued operations.

Restructuring
During the fourth quarter of fiscal 2014, we conducted a company-wide operational review to realign our organization to streamline operations and create synergies and efficiencies. The operational review resulted in the reduction of non-customer-facing overhead. Changes in the balance of restructuring costs during the three and six-month periods ended March 31, 2015 resulting from this initiative are summarized as follows:

	Three Months Ended March 31, 2015	Six Months Ended March 31, 2015

	(in thousands)
Beginning balance	$3,858	$6,121
Charged to expense	704	726
Cash payments	(677)	(2,962)
Balance as of March 31, 2015	$3,885	$3,885
The accrual for restructuring costs as of March 31, 2015 represents the amounts to be paid related to severance for employees that have been terminated or identified for termination as a result of the initiatives described above. We estimate we will make a portion of the remaining payments during fiscal 2015, at which time this initiative will be substantially complete. We continue to review the impact of these actions and will determine if, based on future operating results, additional actions to reduce operating expenses are necessary. The amount of any potential future charges for such actions will depend upon the nature, timing and extent of those actions.
Liquidity and Capital Resources
Contractual Obligations
In Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our most recent Annual Report on Form 10-K, we disclosed that we had $688.9 million in total contractual obligations as of September 30, 2014. There have been no material changes to this total obligation during the first six months of fiscal 2015, other than ordinary fulfillment of those obligations, outside of the addition of estimated minimum future rental payments of approximately $57.1 million under a non-cancelable 13-year corporate operating office lease signed in December 2014 with rent payments beginning February 2016 and ending March 2029. Annual rent escalates from $3.0 million at lease inception to $4.6 million in the terminal year of the lease. The lease includes two five-year extension options at the end of the initial lease term. Further, during the quarter ended March 31, 2015, we signed non-cancelable subleases for our Miami and Mexico City regional offices for estimated minimum future sublease payments of approximately $8.7 million. Sublease payments are expected to partially offset our operating lease payments over nine- and three-year periods beginning March 2015 and ending September 2024 and June 2018. Annual total sublease payments escalate from $0.6 million at sublease inception to $1.0 million in the terminal year of the last sublease.
We are obligated under letters of credit issued to unaffiliated lenders as part of our credit service operations. As of March 31, 2015, our maximum exposure for losses on letters of credit, if all brokered loans defaulted and none were collected, was $19.8 million. Of that total, $5.9 million was secured by titles to customers’ automobiles. These amounts include principal, interest and insufficient funds fees.
We are responsible for the maintenance, property taxes and insurance at most of our locations. In the fiscal year ended September 30, 2014, these collectively amounted to $22.8 million.
Of our 480 U.S. financial services stores, 198 adjoin a pawn store and are covered by the same lease agreement. The lease agreements at approximately 99% of the remaining 282 free-standing U.S. financial services stores contain provisions that limit our exposure for additional rent to only a few months if laws were enacted that had a significant negative effect on our operations at these stores. If such laws were passed, the space currently utilized by stores adjoining pawn stores could be re-incorporated into the pawn operations.
Sources of Cash
In June and July 2014, we issued $230 million aggregate principal amount of 2.125% Cash Convertible Senior Notes Due 2019 (the "Cash Convertible Notes"). All of the Cash Convertible Notes were issued pursuant to an indenture dated June 23, 2014 (the "Indenture") by and between us and Wells Fargo Bank, National Association as the trustee. The Cash Convertible Notes were issued in a private offering and resold pursuant to Rule 144A under the Securities Act of 1933. The Cash Convertible Notes pay interest semi-annually in arrears at a rate of 2.125% per annum on June 15 and December 15 of each year, commencing on December 15, 2014, and will mature on June 15, 2019 (the "Maturity Date"). Upon conversion or maturity, the Cash Convertible Notes will be settled only in cash (including, in the case of conversion, an amount of cash representing the net value attributable to certain increases in the price of our Class A Non-voting Common Stock).
Prior to December 15, 2018, the Cash Convertible Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time prior to the close of business on the second scheduled trading day immediately preceding the Maturity Date, as described in the indenture. The Cash Convertible Notes are convertible into cash based on an initial conversion rate of 62.2471 shares of Class A Non-voting Common Stock per $1,000 principal amount of Cash Convertible Notes (equivalent to an initial conversion price of approximately $16.065 per share of our Class A Non-voting Common Stock). The conversion rate will not be adjusted for any accrued and unpaid interest.
We entered into hedges with counterparties to limit our exposure to the additional cash payments above the $230.0 million aggregate principal amount of the Cash Convertible Notes that may be due to the holders upon conversion. In separate transactions, we sold warrants with a strike price of $20.83 per share.
The Cash Convertible Notes are our unsubordinated unsecured obligations and rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the Cash Convertible Notes; equal in right of payment with all of our other unsecured unsubordinated indebtedness; and effectively junior to all debt or other obligations (including trade payables) of our wholly-owned subsidiaries.
As of March 31, 2015, the Cash Convertible Notes are not convertible because the conversion conditions have not been met. Accordingly, the net balance of the Cash Convertible Notes of $189.7 million is classified as a non-current liability on our condensed consolidated balance sheets as of March 31, 2015.
For an additional description of the Cash Convertible Notes, the conversion terms thereof and the hedges and warrants transactions, see Note 9 (Long-term Debt and Capital Lease Obligations) to the financial statements included in "Item 8 — Financial Statements and Supplementary Data" in our Annual Report on Form 10-K for the year ended September 30, 2014. See also "Item 7.01 — Regulation FD Disclosure — Grupo Finmart Review — Specific Risk Factors" below for a discussion of the possible impact on the Cash Convertible Notes of our failure to timely file our Quarterly Report on Form 10-Q.
As of March 31, 2015, Grupo Finmart's third party debt (non-recourse to EZCORP) was $110.8 million, with a weighted-average interest rate of 9%.  Since the acquisition of Grupo Finmart in January 2012, Grupo Finmart's debt has increased $1.1 million, and its weighted-average interest rate has decreased 10 percentage points, primarily due to debt refinancing. This refinancing effort was a key assumption in our investment analysis and will result in significantly reduced interest expenses going forward.
In July 2012 Grupo Finmart transferred certain consumer loans to a bankruptcy remote trust in a securitization transaction.  The securitization borrowing facility had a maximum capacity of approximately $115.4 million. On February 17, 2014, Grupo Finmart repaid this facility and entered into a new securitization transaction to transfer collection rights of certain eligible consumer loans to a bankruptcy remote trust. As of March 31, 2015, $47.8 million was outstanding under the securitization borrowing facility. The trust received financing as a result of the issuance of debt securities and delivered the proceeds of the financing to Grupo Finmart. The unrestricted cash received from this borrowing in the amount of $30.2 million was primarily used to repay the previous securitization borrowing facility due in 2017 and the transaction costs associated with this transaction. The cash proceeds of approximately $17.6 million is restricted primarily for $15.3 million of collection rights on the additional eligible loans from Grupo Finmart, which Grupo Finmart expects to deliver to the trust within the next 12 months, and $2.3 million of interest and trust maintenance costs to be recovered at repayment. The restricted cash proceeds of $15.3 million are recourse to Grupo Finmart unless additional eligible loans are delivered within two-year period specified in the agreement.
We anticipate that cash flow from operations and our cash on hand will be adequate to fund our contractual obligations, planned store growth, capital expenditures and working capital requirements during the remainder of the fiscal year. In addition, we expect to continue to obtain local financing to fund Grupo Finmart’s lending growth and our Mexican pawn growth.
Off-Balance Sheet Arrangements
We issue letters of credit ("LOCs") to enhance the creditworthiness of our credit service customers seeking unsecured consumer loans and auto title loans from unaffiliated lenders. The LOCs assure the lenders that if borrowers default on the loans, we will pay the lenders, upon demand, the principal and accrued interest owed them by the borrowers plus any insufficient funds fees or late fees. We do not record on our consolidated balance sheets the loans related to our credit services as the loans are made by unaffiliated lenders. We do not consolidate the unaffiliated lenders’ results with our results as we do not have any ownership interest in the lenders, do not exercise control over them and do not otherwise meet the criteria for consolidation as prescribed by FASB ASC 810-10-25 regarding variable interest entities.
We include an allowance for expected LOC losses, which as of March 31, 2015, was $2.7 million. At that date, our maximum exposure for losses on letters of credit, if all brokered loans defaulted and none were collected, was $19.8 million. This amount includes principal, interest and insufficient funds fees.
We have no other off-balance sheet arrangements.
Cautionary Statement Regarding Risks and Uncertainties that May Affect Future Results
This Current Report on Form 8-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend that all forward-looking statements be subject to the safe harbors created by these laws. All statements, other than statements of historical facts, regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. These statements are often, but not always, made with words or phrases like "may," "should," "could," "will," "predict," "anticipate," "believe," "estimate," "expect," "intend," "plan," "projection" and similar expressions. Such statements are only predictions of the outcome and timing of future events based on our current expectations and currently available information and, accordingly, are subject to substantial risks, uncertainties and assumptions. Actual results could differ materially from those expressed in the forward-looking statements due to a number of risks and uncertainties, many of which are beyond our control. In addition, we cannot predict all of the risks and uncertainties that could cause our actual results to differ from those expressed in the forward-looking statements. Accordingly, you should not regard any forward-looking statements as a representation that the expected results will be achieved. Important risk factors that could cause results or events to differ from current expectations are identified and described in "Item 7.01 — Regulation FD Disclosure" below and "Part I, Item 1A — Risk Factors" of our Annual Report on Form 10-K for the year ended September 30, 2014.
We specifically disclaim any responsibility to publicly update any information contained in a forward-looking statement except as required by law. All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.
Other Information
Effective February 1, 2015, the Company entered into a one-year consulting agreement with Selene Partners Inc., pursuant to which Selene Partners will provide (a) strategic and corporate advice and assistance in relation to potential acquisitions, including assisting with due diligence and market research, preparing and reviewing deal structures and assisting with negotiations, assisting in the preparation, review and presentation of business plans and financial models, and assisting in the approval and deal execution process; (b) advice and assistance in relation to financial reporting, including reviewing and refining management reporting and reviewing and improving store-based financial and KPI reporting; and (c) providing assistance and advice on such other projects as are reasonably requested by the Company from time to time. The Company will pay Selene Partners a retainer fee or $10,000 per month and will reimburse Selene Partners for its out-of-pocket expenses incurred in connection with the engagement. The agreement is terminable by either party on 30 days' notice.
Selene Partners also provides consulting services to Phillip E. Cohen, the beneficial owner of all of our Class B Voting Common Stock, and several of his associated companies, including MS Pawn Limited Partnership (the actual owner of our Class B Voting Common Stock), MS Pawn Corporation (the general partner of MS Pawn Limited Partnership) and Madison Park LLC (a former advisory to the Company). Timothy Jugmans, an employee of Selene Partners, currently serves as an officer of those companies.
Even though the contract with Selene Partners may not technically constitute a "related party transaction" (as defined in applicable SEC rules), the Audit Committee of the Board of Directors, at management's request, reviewed and approved the proposed contract before it was implemented.
ITEM 3.01 — NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING
On May 14, 2015, The Nasdaq Stock Market notified us that, as a result of our failure to timely file our Quarterly Report on Form 10-Q for the second quarter of fiscal 2015, we no longer comply with Nasdaq Listing Rule 5250(c)(1). The notice gives us 60 days to submit a plan to regain compliance, and if that plan is accepted, the Nasdaq staff can grant an exception of up to 180 calendar days from the filing's due date. We will submit a plan of compliance within that 60-day period, and we believe that our plan will be an acceptable plan to regain compliance with the Nasdaq's listing rules.

On May 20, 2015, we issued a press release disclosing the filing of this Current Report on Form 8-K and the receipt of the non-compliance notice from Nasdaq, and a copy of that press release is filed as Exhibit 99.1 to this report.
ITEM 7.01 — REGULATION FD DISCLOSURE
As noted above, we have delayed the filing of our Quarterly Report on Form 10-Q for the second quarter of fiscal 2015 until we have completed the review and analysis of the Grupo Finmart loan portfolio described below, have determined the impact on our current and historical financial statements, and have evaluated the significance of identified control deficiencies. We expect to file the delinquent Quarterly Report upon completion of that review, including a review of the results by BDO (our current independent registered public accounting firm) and Deloitte & Touche LLP ("Deloitte") (our independent registered public accounting firm for fiscal 2014 and 2013), and after BDO has completed its required review of our second quarter unaudited financial statements.
Grupo Finmart Review
Background Description of Grupo Finmart Business and Accounting Policies
We own a 76% interest in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. ("Grupo Finmart"), a payroll withholding lender headquartered in Mexico City. We acquired a controlling interest in Grupo Finmart in January 2012, and its financial results are consolidated and reported as part of our Latin America segment.
Grupo Finmart enters into payroll withholding agreements ("convenios") with Mexican employers, primarily federal, state and local governments and agencies, and provides unsecured, multiple-payment consumer loans to employees of those various employers. Interest and principal payments are collected by the employers through payroll deductions and remitted to Grupo Finmart. As of March 31, 2015, Grupo Finmart had over 100 active convenios and a total of 101,800 consumer loans outstanding. Those loans had an average principal balance per loan of approximately $900 and an average term per loan of 30 months.
We accrue and recognize interest revenue ratably over the life of all loans that are in current status, and we reserve the percentage of interest revenue that we expect not to collect (based on historical experience). We also reserve against the loan principal based on the percentage of loans that we expect not to collect (again, based on historical experience).
Grupo Finmart's loans are considered in current status as long as the customer remains employed ("in-payroll" loans). Loans outstanding from customers who are no longer employed ("out-of-payroll" loans) are considered current if payments are made by the due date. If one payment of an out-of-payroll loan is delinquent, that one payment is considered in default; if two or more payments are delinquent at any time, the entire loan is considered in default. Upon default, we charge the loan principal to consumer loan bad debt expense, reduce interest revenue by the amount of unpaid interest accrued on the loan prior to default and cease accruing future interest revenue. If we subsequently collect some or all of the defaulted loan, we reduce consumer loan bad debt expense by the amount of collected principal and increase interest revenue by the amount of collected interest.
Under Grupo Finmart's current policy, only defaulted out-of-payroll loans are considered in nonaccrual status. Due to the likelihood of ultimately receiving payment if the customer remains employed, we continue to accrue interest on all in-payroll loans, even though Grupo Finmart may not be currently receiving installment payments. It is not uncommon for payments to be temporarily interrupted. For example, it typically takes up to 90 days for the employer to set up initial payroll withholding and begin submitting payments to Grupo Finmart. Further, it is not unusual to have an interruption in payments for a number of reasons, such as holidays, summer vacations, illness, convenio renewals, union permits and political elections. In addition, issues with employer systems or payment consolidation processes sometimes cause interruptions in payments.
Review of "Non-Performing" Loans
During the second quarter of fiscal 2015, we began a review of the loans that were being carried as active loans but with respect to which Grupo Finmart was not currently receiving payments ("non-performing" loans). During this review, we identified a number of out-of-payroll loans that had not been properly coded and recognized as such. The failure to properly account for these out-of-payroll loans results in an understatement of bad debt expense and an overstatement of accrued interest revenue. We are in the process of quantifying the magnitude of the error and determining the periods affected by the required adjustments.
In our review of the aging characteristics of the non-performing loans, we noted that many of these loans, while still in-payroll, have been in non-performing status for some time. Even though we have accounted for these loans in accordance with Grupo Finmart's current revenue recognition and bad debt policies, we are reviewing those policies to ensure they comply with generally accepted accounting principles in the United States of America ("GAAP"). If we determine that those policies do not comply with GAAP, we will resolve the extent to which we have understated bad debt expense and overstated interest revenue in prior periods.
In addition to our review of the non-performing loans, we are also evaluating associated processes and controls. We believe that failure to identify out-of-payroll loans and failure to adequately track the aging of non-performing loans are control deficiencies that likely constitute a material weakness in our internal control over financial reporting. We also believe that these failures likely constitute deficiencies in our disclosure controls and procedures. We have not yet completed our evaluation of the processes and controls, and there can be no assurance that we will not identify other deficiencies in our controls or that those deficiencies, if identified, will not constitute additional material weaknesses.
We are conducting our review and evaluation under the supervision of the Audit Committee of our Board of Directors and in consultation with BDO and Deloitte. The Audit Committee has also engaged PricewaterhouseCoopers LLP to assist management with the review of the non-performing loans, the evaluation of associated processes and controls, and the design and implementation of an appropriate remediation plan, as well as to provide objective advice to the Audit Committee.
We have recently created the position of Chief Risk Officer of EZCORP and filled that position with an experienced executive with industry-related background and expertise. The Chief Risk Officer will report to the EZCORP Chief Executive Officer and will be responsible for the design, implementation and oversight of a comprehensive, enterprise-wide risk management program, which will analyze and seek to manage and mitigate internal and external risks, including loan portfolio risks, for Grupo Finmart and EZCORP's other businesses.
Review of Accounting Treatment of Prior Asset Sales
During fiscal 2014 and the first quarter of fiscal 2015, Grupo Finmart entered into structured asset sales pursuant to which a portion of the consumer loan portfolio was sold to third parties. These transactions were accounted for as sales, and we recognized gain on these sales. We are reviewing these transactions to confirm that they have met the criteria required for sale accounting treatment or whether they should have been accounted for as secured borrowings.
Impact on Financial Statements
In accordance with Staff Accounting Bulletin ("SAB") No. 99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, we will assess the materiality of the identified errors on our consolidated financial statements for the first quarter of fiscal 2015 and for the fiscal years ended September 30, 2014, 2013 and 2012 (and the quarterly periods within those years). At this point, we have not completed our review and analysis and, thus, have reached no definitive conclusions regarding whether correction of the identified accounting errors will require a restatement of prior period financial statements.
Specific Risk Factors
Our failure to timely file our Quarterly Report on Form 10-Q for the second quarter of fiscal 2015 could have material adverse effects on our results of operations, financial condition, liquidity, and the market for and market price of our Class A Non-Voting Common Stock.

•
Our failure to timely file our Quarterly Report on Form 10-Q constitutes a violation of Rule 5250(c)(1) of the Nasdaq listing rules. Therefore, our Class A Non-Voting Common Stock, which is currently listed on the Nasdaq Global Select Market, is subject to being delisted. We have received a written notice from Nasdaq that we are no longer in compliance with the Nasdaq listing rules. See "Item 3.01 — Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing" above. The notice gives us 60 days to submit a plan to regain compliance. We believe that we will be able to submit an acceptable plan to regain compliance.

•
Our failure to timely file our Quarterly Report on Form 10-Q could give rise to additional litigation and regulatory investigations or proceedings, which could result in substantial costs or liabilities. We are currently subject to legal proceedings and regulatory investigations described in "Legal and Regulatory Proceedings" below. Additional litigation or regulatory investigations could result in costs or liabilities in excess of the current limits of our insurance policies.

•
The indenture governing our Cash Convertible Notes provides that if we fail to timely file a required SEC report, we must pay additional interest on the Cash Convertible Notes at the rate of 0.5% per annum until the earlier of June 23, 2015 or the date on which our failure to file has been cured. In addition, the indenture requires us to file with the trustee copies of our SEC reports within 15 days after the date they are required to be filed with the SEC. Consequently, our failure to timely file our Quarterly Report may give rise to an event of default on the Cash Convertible Notes. We have the right to elect, as sole remedy for the default, to pay additional interest for up to 180 days after the event of default. If we have not cured the event of default by that time, the Cash Convertible Notes will be subject to acceleration. The acceleration of the Cash Convertible Notes would have a material adverse effect on our liquidity and our financial condition. No assurance can be given that we would be able to obtain other financing to fund repayment of the Cash Convertible Notes.
The outcome of our review of the accounting and financial reporting matters described above (including the possible restatement of prior period financial statements and the identification of a material weakness in internal controls) could have material adverse effects on our results of operations, financial condition, liquidity, and the market for and market price of our Class A Non-Voting Common Stock.

•	Possible outcomes of the ongoing review of accounting and financial reporting matters described above could include the following:

•	A determination that a restatement of prior period financial statements is required;

•	A determination that some of our previously issued financial statements may not be relied upon;

•	A conclusion that there is a material weakness in our internal control over financial reporting; and

•	A determination that disclosure controls and procedures are not effective.
As described above, we have not completed our review and analysis, and therefore, no such determinations or definitive conclusions have been made, although (as stated above) we believe that it is likely that management and the Audit Committee will conclude that we have a material weakness in internal control over financial reporting and deficiencies in our disclosure controls and procedures.

•
The outcome of our review of the accounting and financial reporting matters described above (including the possible restatement of prior period financial statements and the identification of a material weakness in internal control over financial reporting) could give rise to additional litigation and regulatory investigations or proceedings, which could result in substantial costs and liabilities. We are currently subject to legal proceedings and regulatory investigations described in "Legal and Regulatory Proceedings" below. Additional litigation or regulatory investigations could result in costs or liabilities in excess of the current limits of our insurance policies.

Legal and Regulatory Proceedings
We are involved in various claims, suits, investigations and legal proceedings, including those described below. Except as otherwise noted, we are unable to determine the ultimate outcome of any current litigation or regulatory actions. These matters are subject to inherent uncertainties and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or an injunction prohibiting us from conducting our business as we currently do. Any unfavorable ruling or outcome could have a material adverse effect on our financial condition, results of operations or liquidity and could negatively affect our reputation. Except as described under "FCA" below, we have not recorded a liability for any of these matters as of March 31, 2015 because we do not believe at this time that any loss is probable or that the amount of any probable loss can be reasonably estimated.
Shareholder derivative litigation — On July 28, 2014, Lawrence Treppel, a purported holder of Class A Non-voting Common Stock, filed a derivative action in the Court of Chancery of the State of Delaware styled Treppel v. Cohen, et al. (C.A. No. 9962-VCP). The complaint, as originally filed and as amended on September 23, 2014, names as defendants Phillip E. Cohen, the beneficial owner of all of our outstanding Class B Voting Common Stock; several current and former members of our Board of Directors (Joseph J. Beal, Sterling B. Brinkley, John Farrell, Pablo Lagos Espinosa, William C. Love, Thomas C. Roberts and Paul E. Rothamel); three entities controlled by Mr. Cohen (MS Pawn Limited Partnership, the record holder of our Class B Voting Common Stock; MS Pawn Corporation, the general partner of MS Pawn Limited Partnership; and Madison Park LLC); and EZCORP, Inc., as nominal defendant. The amended complaint asserts the following claims:

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Claims against the current and former Board members for breach of fiduciary duties and waste of corporate assets in connection with the Board’s decision to enter into advisory services agreements with Madison Park from October 2004 to June 2014;

•	Claims against Mr. Cohen and MS Pawn Limited Partnership for aiding and abetting the breaches of fiduciary duties relating to the advisory services agreements with Madison Park; and

•	Claims against Mr. Cohen and Madison Park for unjust enrichment for payments under the advisory services agreements.

The plaintiff seeks (a) recovery for the Company in the amount of the damages the Company has sustained as a result of the alleged breach of fiduciary duties, waste of corporate assets and aiding and abetting, (b) disgorgement by Mr. Cohen and Madison Park of the benefits they received as a result of the related party transactions and (c) reimbursement of costs and expenses, including reasonable attorney’s fees.
On October 13, 2014, motions to dismiss were filed on behalf of each defendant. The defendants filed their opening briefs in support of the motions to dismiss on November 12, 2014; the plaintiff filed his response brief on January 9, 2015; and the defendants filed their reply brief on February 6, 2015. A hearing on the motions to dismiss is set for July 7, 2015. On November 13, 2014, pursuant to the parties’ stipulation, the Court dismissed the action as to Mr. Brinkley, Mr. Rothamel and Mr. Lagos.
We intend to continue to defend vigorously against the claims asserted in this lawsuit. Although the lawsuit does not seek relief against the Company, we have certain indemnification obligations to the other defendants (including Madison Park and Mr. Cohen), which obligations include the payment of attorney’s fees in advance of the outcome. We cannot predict the outcome of this lawsuit, or the amount of time and expense that will be required to resolve it.
Federal securities litigation — On August 22, 2014, Jason Close, a purported holder of Class A Non-voting Common Stock, for himself and on behalf of other similarly situated holders of Class A Non-voting Common Stock, filed a lawsuit in the United States District Court for the Southern District of New York styled Close v. EZCORP, Inc., et al. (Case No. 1:14-cv-06834-ALC). The complaint names as defendants EZCORP, Inc., Paul E. Rothamel (our former chief executive officer) and Mark Kuchenrither (our current chief financial officer and our chief operating officer) and asserts violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. In general, the complaint alleges that the implementation of certain strategic and growth initiatives were less successful than represented by the defendants, that certain of the Company’s business units and investments were not performing as well as represented by the defendants and that, as a result, the defendants’ disclosures and statements about the Company’s business and operations were materially false and misleading at all relevant times.
On October 17, 2014, the Automotive Machinists Pension Plan, also purporting to be the holder of Class A Non-voting Common Stock and acting for itself and on behalf of other similarly situated holders of Class A Non-voting Common Stock, filed a lawsuit in the United Stated District Court for the Southern District of New York styled Automotive Machinists Pension Plan v. EZCORP, Inc., et al (Case No. 1:14-cv-8349-ALC). The complaint names EZCORP, Inc., Mr. Rothamel and Mr. Kuchenrither as defendants, but also names Mr. Cohen and MS Pawn Limited Partnership. The complaint likewise asserts violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as well as Rule 10b-5 promulgated thereunder, alleging generally that (1) EZCORP and the officer defendants (Mr. Rothamel and Mr. Kuchenrither) issued false and misleading statements and omissions concerning the business and prospects, and compliance history, of the Company’s online lending operations in the U.K. and the nature of the Company’s consulting relationship with entities owned by Mr. Cohen and the process the Board of Directors used in agreeing to it, and (2) Mr. Cohen and MS Pawn Limited Partnership, as controlling persons of EZCORP, participated in the preparation and dissemination of the Company’s disclosures and controlled the Company’s business strategy and activities.
On October 21, 2014, the plaintiff in the Automotive Machinists Pension Plan action filed a motion to consolidate the Close action and the Automotive Machinists Pension Plan action and to appoint the Automotive Machinists Pension Plan as the lead plaintiff. On November 18, 2014, the court consolidated the two lawsuits under the caption In Re EZCORP, Inc. Securities Litigation (Case No. 1:14-cv-06834-ALC), and on January 16, 2015, appointed the lead plaintiff and lead counsel.
On March 13, 2015, the lead plaintiff filed a Consolidated Amended Class Action Complaint (the "Amended Complaint"). The Amended Complaint asserts violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as well as Rule 10b-5 promulgated thereunder, alleging generally that:

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EZCORP and the officer defendants (Mr. Rothamel and Mr. Kuchenrither) issued false and misleading statements and omissions regarding the Company's online lending operations in the U.K. (Cash Genie) and Cash Genie's compliance history;

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EZCORP and the officer defendants issued false and misleading statements and omissions regarding the nature of the Company's consulting relationship with Madison Park LLC (an entity owned by Mr. Cohen) and the process the Board of Directors used in agreeing to it;

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EZCORP's financial statements were false and misleading, and violated GAAP and SEC rules and regulations, by failing to properly recognize impairment charges with respect to the Company's investment in Albemarle & Bond; and

•	Mr. Cohen and MS Pawn Limited Partnership, as controlling persons of EZCORP, were aware of and controlled the Company's alleged false and misleading statements and omissions.

On April 27, 2015, the defendants filed motions to dismiss and supporting briefs.
We cannot predict the outcome of the litigation, but we intend to continue to defend vigorously against all allegations and claims.
SEC Investigation — On October 23, 2014, we received a notice from the Fort Worth Regional Office of the SEC that it was conducting an investigation into certain matters involving EZCORP, Inc. The notice was accompanied by a subpoena, directing us to produce a variety of documents, including all minutes and materials related to Board of Directors and Board committee meetings since January 1, 2009 and all documents and communications relating to our historical advisory services relationship with Madison Park (the business advisory firm owned by Mr. Cohen) and LPG Limited (a business advisory firm owned by Lachlan P. Given, our current Executive Chairman of the Board). The SEC has also issued subpoenas to current and former members of our Board of Directors requesting production of similar documents, as well as to certain third parties, and has conducted interviews with certain individuals. We continue to cooperate fully with the SEC in its investigation.
CFPB — Since February 2014, we have received several Civil Investigative Demands ("CIDs") from the Consumer Financial Protection Bureau ("CFPB") requiring the production of documents and oral testimony from Company representatives. We continue to cooperate fully with the CFPB in its investigation, have provided the CFPB with most of the information requested and are in the process of responding to certain follow-up requests.
On April 13, 2015, we received a NORA ("Notice of Opportunity to Respond and Advise") call from the CFPB, in which the CFPB staff asserted alleged violations of federal consumer financial protection laws. We submitted our written response to the NORA allegations on May 1, 2015, in which we stated our position with respect to each of the alleged violations. There can be no assurance that the CFPB will not require us to pay fines, penalties and/or customer restitution, or change our business practices, to address the alleged violations.
FCA — In the course of evaluating and preparing our Cash Genie business for compliance with the new guidelines and rules published by the Financial Conduct Authority ("FCA"), we noted three issues primarily related to our legacy business, self-reported those to the FCA in June 2014 and have been in regular dialogue with the FCA regarding those issues since. In July 2014, we agreed to the imposition of a Voluntary Requirement formalizing our commitment to review and evaluate the issues under the oversight of an independent "skilled person" appointed by the FCA to determine whether customers have been adversely affected by those issues and, if so, to assess the redress that would be appropriate. Grant Thornton LLP was selected as the skilled person to oversee the process (referred to as a "section 166 process"), and that process was recently completed. During the section 166 process, an additional issue was identified and discussed with the FCA.
We have reached an agreement with the FCA regarding the redress to be offered to the customers affected by these issues and are currently in discussion with the FCA regarding the implementation of the redress scheme. In connection with discontinuing the Cash Genie operations, we accrued $6.5 million in anticipation of the requirement for customer redress, which was recorded in discontinued operations in the fourth quarter of 2014. The agreed upon redress scheme calls for an incremental $3.3 million, and we recorded that incremental expense in discontinued operations in the second quarter of fiscal 2015. The redress scheme also calls for the write-off or write-down of consumer loan balances that have previously been charged to bad debt expense, and we do not anticipate any additional expense associated with the write-off or write-down.
Regulatory Developments
The Consumer Financial Protection Bureau has published proposals for payday, installment and auto title lending that, if adopted as proposed, could adversely affect our U.S. Financial Services business.
In March 2015, the CFPB published certain proposals for regulating the types of loans that we currently offer in our U.S. Financial Services business, including payday loans, installment loans and auto title loans (the "CFPB Proposals"). The CFPB Proposals offer two different approaches for lenders — one based on "prevention" (which requires lenders to perform a debt-to-income and repayment analysis of the consumer to ensure that the consumer can afford the loan and repay it without incurring increasing costs), and the other based on "protection" (which would restrict the credit terms that lenders may offer to customers). The CFPB Proposals cover short-term loans (loans with a term of 45 days or less) and longer term loans where the APR exceeds 36%, where the lender has access to a deposit account or paycheck or where the loan is secured by the customer's vehicle.

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Prevention — Under the prevention approach, a lender would be required to verify income, major financial obligations, borrowing history and living expenses during the loan term and the 60 days following and determine whether the customer will have enough remaining income to repay the loan without reborrowing. In order to make a second or third loan within 60 days of any previous loan, the lender must conduct the ability-to-repay assessment and document improved financial condition. The lender would be required to enforce a 60-day "cooling off" period after the third loan sequence (generally, an original loan or a renewal or rollover of a loan by any lender). A consumer may only have one short-term loan from any lender outstanding at any time.

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Protection — Under the protection approach for short-term loans, the lender is not required to assess ability to repay, but is required to verify income and borrowing history. A consumer may only have one short-term loan from any lender outstanding at any time. The consumer may have no more than three loans within a period of 60 days, and in each rolling 12-month period, the consumer may not have more than six short-term loans and may not be indebted more than 90 days in the aggregate. Under the protection approach, the loan amount may not be more than $500 and the term may not be more than 45 days. Only one finance charge may be collected per period, and no vehicles may be taken as collateral. The terms and conditions of the loan must provide for either the amortization of the principal by thirds over three loan sequences or a no-cost extended payment plan.

Under the protection approach for longer term loans, the lender is not required to assess ability to repay, but is required to verify income and borrowing history. There is a maximum interest rate, a maximum loan amount and a minimum amortization period. A consumer may only have one longer term loan from any lender outstanding at any time, and the lender may only provide two loans within a six-month period. Alternatively, the loan payment may not exceed 5% of the consumer's gross income for the payment period, a consumer may only have one longer term loan from any lender outstanding at any given time, and the lender may provide only two loans within a 12-month period.
The CFPB Proposals would also require lenders to provide advance three-day written notice prior to each attempt to collect payment from the customer's checking, savings or prepaid account and would require lenders to obtain new payment authorization after two consecutive failed payment attempts.
The CFPB Proposals are in the early stages of the rulemaking process, and any final rules based on these proposals could be different from the CFPB Proposals. Consequently, it is not possible at the present time to accurately assess the impact of the CFPB final rules on our U.S. Financial Services business. However, if the CFPB Proposals were to be enacted as final rules in their current form, we would expect that the profitability, and perhaps the viability, of our U.S. Financial Services business as we currently conduct it would be adversely affected. The effective date for implementation of new rules based on the CFPB Proposals is not known at this time, although it is not expected to be before 2017.
As stated in the CFPB Proposals, the CFPB is not currently considering proposals that would impose new federal regulatory requirements on certain categories of loans, including non-recourse pawn loans with a contractual duration of 45 days or less where the lender takes possession of the collateral.
ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits.

99.1	EZCORP, Inc. Press Release issued on May 20, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.

Date: May 20, 2015	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	EZCORP, Inc. Press Release issued on May 20, 2015.